UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   WIMMER, JAMES A
   1412 HAMPTON RD
   ALLENTOWN, PA  18104-2002
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   MAY 11, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   HARLEYSVILLE NATIONAL CORPORATION
   HNBC
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   DIRECTOR - HNC
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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COMMON STOCK - HNBC                        |40,006.000            |D               |SOLE OWNER                                     |
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COMMON STOCK - HNBC                        |17,762.000            |D               |W/SPOUSE                                       |
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COMMON STOCK - HNBC                        |194,220.000           |I               |BY SPOUSE                                      |
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COMMON STOCK - HNBC                        |4,980.000             |I               |CO-TTEE OF TRUST - NO BENEFICIAL               |
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                                           |                      |                |INTEREST IN TRUST                              |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Explanation of Responses:
SIGNATURE OF REPORTING PERSON
/s/Elizabeth F. Chemnitz for James A. Wimmer
DATE
May 11, 2000